Exhibit 99.1

FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact: Raphael Gross (203) 682-8253 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS THIRD QUARTER 2012 RESULTS

PROVIDES PRELIMINARY VIEW OF 2013

MINNEAPOLIS, MINNESOTA, November 8, 2012. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the third quarter of 2012 (thirteen weeks ended September 30, 2012). The Company also provided a preliminary view of fiscal 2013.

HIGHLIGHTS FOR THE THIRD QUARTER OF 2012 INCLUDE:

•	Comparable coffeehouse store sales increased 3.5%

•

Net income attributable to Caribou Coffee Company, Inc. was $1.7 million, or $0.08 per diluted share compared to $1.8 million, or $0.09 per diluted share, in the third quarter of 2011. Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. in the third quarter of 2011 was $1.6 million, or $0.07 per diluted share. (see non-GAAP reconciliation at the end of this release).

Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and Chief Executive Officer commented, “Our third quarter performance was in-line with our expectations. We leveraged on-going product innovation and an unyielding focus on customer service to grow comparable coffeehouse sales of 3.5% in the quarter. We also opened 20 new coffeehouses in the quarter, six of which were company owned. We continue to focus on our multi-channel premium coffee business model to build the Caribou brand, and are confident in our ability to drive future growth across all of our lines of business.”

Tattersfield continued, “Subsequent to our fiscal third quarter, Hurricane Sandy caused damage to a portion of our green coffee inventory that is being stored in a third-party warehouse in New Jersey. We are currently assessing the extent of the damage, including the reclamation and usability potential of the product, as well as possible avenues for recovery. While this situation is rather unfortunate, we estimate our maximum liability will not exceed $5 million, and thankfully our coffeehouse operations were not materially impacted by the storm.”

THIRD QUARTER 2012 RESULTS

Net sales for the quarter of $77.2 million decreased $4.2 million, or 5.2%, from $81.4 million in the comparable quarter of 2011.

•

Coffeehouse sales were $61.0 million in the third quarter of 2012, an increase of 4.0% compared to $58.7 million in the third quarter of 2011. Growth was driven by a 3.5% increase in comparable coffeehouse sales, primarily due to increased beverage sales.

•

Commercial sales were $11.9 million in the third quarter of 2012, a decrease of 39.9% compared to $19.8 million in the third quarter of 2011. The change was driven by a decrease in sales of blended coffee into the Keurig® single-serve platform and related royalties, partially offset by increased sales to new and existing customers in the Company’s grocery and foodservice channels.

•

Franchise sales were $4.3 million in the third quarter of 2012, an increase of 45.0% compared to $3.0 million in the third quarter of 2011. Growth in product sales and royalties from 202 franchise locations, a net increase of 52 locations from the prior year, drove the increase in franchise sales versus last year.

Cost of sales and related occupancy costs in the third quarter of 2012 were $37.2 million, a decrease of $4.7 million, or 11.3%, compared to the third quarter of 2011, and were driven by lower sales of blended coffee in the Keurig® single-serve platform. As a percentage of revenue, cost of sales and related occupancy costs were 48.2% in the third quarter of 2012 versus 51.5% in the same period of the prior year. The favorability in cost of sales was driven by lower sales of green coffee related to Caribou Coffee K-cups, which have significantly lower margins.

Operating expenses in the third quarter of 2012 were $26.6 million, an increase of $0.3 million, or 1.0%, compared to $26.3 million in the third quarter of 2011. The increase in operating expenses was driven by higher fees for debit card transactions due to recent legislation changes, partially offset by lower labor costs. As a percentage of revenue, operating costs were 34.4%, compared to 32.3% in the same period of the prior year. The increase as a percentage of sales was the result of deleveraging on lower green coffee sales and royalties related to Caribou Coffee K-cups which have lower operating expenses associated with those sales.

General and administrative expenses increased $0.4 million, or 5.1%, to $8.2 million in the third quarter of 2012, from $7.8 million in the third quarter of 2011. As a percentage of total net sales, general and administrative expenses increased to 10.6% in the third quarter of 2012 from 9.5% in the third quarter of 2011. The increase was due to deleveraging on lower green coffee sales and royalties related to Caribou Coffee K-cups.

Depreciation and amortization decreased $0.1 million to $2.5 million during the third quarter of 2012 due to a lower depreciable asset base.

Tax expense was $0.9 million in the third quarter of 2012 compared to a tax expense of $0.8 million in the third quarter of 2011.

The Company’s net income attributable to Caribou Coffee Company, Inc. in the third quarter of 2012 was $1.7 million, or $0.08 per diluted share, compared to $1.8 million, or $0.09 per diluted share, in the same period in 2011.

FINANCIAL OUTLOOK

The Company has updated its guidance for the full year 2012 based upon the following assumptions:

•	Net sales flat compared with 2011.

•	Coffeehouse unit growth of 10% to 12%, of which approximately 15 units will be Company-owned coffeehouse openings.

•	Diluted earnings per share of $0.44 to $0.46, excluding any potential financial impact related to Hurricane Sandy.

The Company is also providing a preliminary view for the full year 2013 based upon the following assumptions:

•	Net sales growth of approximately 6% to 8%.

•	Comparable coffeehouse sales growth of 2% to 4%.

•	Commercial sales growth of approximately 10%.

•	Coffeehouse unit growth of 10% to 12%, of which approximately 15 to 20 units will be Company-owned coffeehouse openings.

•	Diluted earnings per share of $0.52 to $0.55.

CONFERENCE CALL

The Company will host a conference call on November 8, 2012, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer.

Listeners may access the call by dialing 888-505-4375 or 719-325-2454 for international callers. A replay of the call will be available until Thursday, November 15, 2012, by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 6466229.

The conference call will also be webcast and can be accessed from the Investor Relations section of the Caribou Coffee website at www.cariboucoffee.com.

ABOUT THE COMPANY

Founded in 1992, Caribou Coffee Company is one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to their customers. Based on the number of coffeehouses, Caribou Coffee is the second largest company-operated premium coffeehouse operator in the United States. As of September 30, 2012, the Company had 610 coffeehouses, including 202 franchised locations, in 22 states, the District of Columbia and ten international markets. The Company’s coffeehouses aspire to be the community place loved by guests who are provided an extraordinary experience that makes their day better. Caribou Coffee provides the highest quality handcrafted beverages, foods and coffee lifestyle items with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. In addition, Caribou Coffee’s unique coffees are available within grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. Caribou Coffee is a proud recipient of the Rainforest Alliance Corporate Green Globe Award and is committed to operating practices that promote sustainability and environmental protection. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee contain forward-looking statements concerning Caribou Coffee’s expected financial performance, as well as Caribou Coffee’s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, our ability to develop and maintain our brand; our ability to maintain or expand our commercial business, including maintaining our relationship with Keurig; our ability to locate superior sites and increase the density of our coffeehouses; Caribou Coffee’s ability to compete with new or existing competitors; the implementation and results of Caribou Coffee’s ongoing strategic and cost initiatives; the fluctuations in cost and availability of our raw ingredients; the demand by customers for Caribou Coffee’s premium products; acceptance by customers of new products and services; dependence on third parties for supplies, services, and distribution; dependence on key personnel; failure to manage growth and diversification; risks related to Caribou Coffee’s international franchise operations; Caribou Coffee’s ability to protect its intellectual property and the value of its brands; and general economic conditions and changes in economic conditions. All information set forth in this press release and its attachments is as of November 9, 2012. Caribou Coffee does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Caribou Coffee may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(In thousands, except for per share amounts) (Unaudited)
Coffeehouse sales	$61,032	$58,695	$182,777	$176,338
Commercial and franchise sales	16,210	22,744	56,131	57,646

Total net sales	77,242	81,439	238,908	233,984
Cost of sales and related occupancy costs	37,210	41,941	119,071	113,100
Operating expenses	26,555	26,291	79,535	78,512
Depreciation and amortization	2,547	2,669	7,519	8,373
General and administrative expenses	8,161	7,763	23,009	23,703

Operating income	2,769	2,775	9,774	10,296
Other income (expense):
Interest income	11	3	35	15
Interest expense	(20)	(70)	(61)	(184)

Income before provision for (benefit from) income taxes	2,760	2,708	9,748	10,127
Provision for (benefit from) income taxes	925	803	3,782	(20,484)

Net income	1,835	1,905	5,966	30,611
Less: Net income attributable to noncontrolling interest	113	118	244	328

Net income attributable to Caribou Coffee Company, Inc.	$1,722	$1,787	$5,722	$30,283

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.09	$0.09	$0.28	$1.51

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.08	$0.09	$0.27	$1.46

Basic weighted average number of shares outstanding	19,918	20,232	20,311	20,076

Diluted weighted average number of shares outstanding	20,445	20,953	20,934	20,751

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	January 1, 2012
	In thousands, except per share amounts (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,586	$44,495
Accounts receivable, net	7,574	14,646
Other receivables, net	2,158	1,743
Inventories	45,557	22,965
Deferred tax assets—current	3,465	6,766
Prepaid expenses and other current assets	1,076	1,514

Total current assets	88,416	92,129
Property and equipment, net of accumulated depreciation and amortization	36,699	36,965
Deferred tax assets—non-current	15,664	13,947
Other assets	300	323

Total assets	$141,079	$143,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,143	$10,480
Accrued compensation	5,087	6,272
Accrued expenses	9,694	8,502
Deferred revenue	5,804	8,591

Total current liabilities	33,728	33,845

Asset retirement liability	1,237	1,248
Deferred rent liability	4,216	5,132
Deferred revenue	1,853	1,883

Total long term liabilities	7,306	8,263

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,334 and 20,848 shares issued and outstanding at September 30, 2012 and January 1, 2012, respectively	203	208
Additional paid-in capital	126,027	132,643
Accumulated comprehensive loss	(358)	—
Accumulated deficit	(25,996)	(31,718)

Total Caribou Coffee Company, Inc. shareholders’ equity	99,876	101,133
Noncontrolling interest	169	123

Total equity	100,045	101,256

Total liabilities and equity	$141,079	$143,364

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(In thousands, except operating data)
Non-GAAP Metrics:
EBITDA(1)	$5,706	5,812	$18,603	19,811

Operating Data:
Percentage change in comparable coffeehouse net sales(2)	3.5%	4.1%	2.9%	4.3%
Company-Owned:
Coffeehouses open at beginning of period	408	407	412	410
Coffeehouses opened during the period	6	3	7	3
Coffeehouses closed during the period	6	1	11	4

Coffeehouses open at end of period:
Total Company-Owned	408	409	408	409
Franchised:
Coffeehouses opened at beginning of period	188	147	169	131

Coffeehouses opened during the period	14	5	39	26
Coffeehouses closed during the period	0	2	6	7

Coffeehouses open at end of period:
Total Franchised	202	150	202	150

Total coffeehouses open at end of period	610	559	610	559

(1)	See reconciliation and discussion of non-GAAP measures which follow at the end of this section.
(2)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

NON-GAAP FINANCIAL INFORMATION

(Unaudited, in thousands, except per share data)

The following reconciliations and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the 2011 reversal of the valuation allowance against accumulated net operating losses and other deferred tax assets on the Company’s net income attributable to Caribou Coffee Company, Inc. and earnings per share when comparing current thirteen week period and thirty-nine week period results to the Company’s 2011 results.

	Thirteen Weeks Ended October 2, 2011		Thirty-Nine Weeks Ended October 2, 2011
	Thousands	Diluted EPS	Thousands	Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$1,787	$0.09	$30,283	$1.46
Provision for (benefit from) income taxes (1)	803	0.03	(20,484)	(0.99)

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	2,590	0.12	9,799	0.47
Pro forma tax expense at 40% effective tax rate (2)	1,036	0.05	3,920	0.19

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$1,554	$0.07	$5,879	$0.28

Diluted weighted average number of shares outstanding	20,953	20,953	20,751	20,751

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	Pro forma effective tax rate for illustrative purposes. Actual results could differ.

EBITDA RECONCILIATION

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(Thousands)
Net income attributable to Caribou Coffee Company, Inc.	$1,722	$1,787	$5,722	$30,283
Interest expense	20	70	61	184
Interest income	(11)	(3)	(35)	(15)
Depreciation and amortization(1)	3,050	3,155	9,073	9,843
Provision for (benefit from) income taxes	925	803	3,782	(20,484)

EBITDA	$5,706	$5,812	$18,603	$19,811

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.

Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:

•

Coffeehouse leases are generally short-term and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 202 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the third quarter of fiscal 2012. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses. Furthermore, the Company recorded a significant tax benefit in the first quarter of fiscal 2011 related to the reversal of a valuation allowance against accumulated net operating losses and other deferred tax assets. Consequently, management believes that adjusting for the impact of income taxes is useful in evaluating the overall performance of the Company.

Management uses EBITDA:

•

As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.

# # #